Exhibit 99.9

FORM OF FIRST COMMUNICATIONS, INC.

COMPENSATION COMMITTEE CHARTER

(formerly Renaissance Acquisition Corp.)

1.            Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of First Communications, Inc. (formerly Renaissance Acquisition Corp.) (the “Company”) for the purpose of: (i) discharging the Board’s responsibilities in respect of compensation of the Company’s executive officers, including approving individual executive officer compensation, (ii) overseeing the Company’s overall compensation and benefit philosophies, and (iii) producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

In addition, the Board believes it is a primary objective of the Company to attract and retain the most talented and qualified people to operate the business of the Company and to that end, the Committee is charged with reviewing the competitiveness of the Company’s executive compensation programs while balancing the Board’s overall objective of increasing stockholder value.

The Committee shall exercise its business judgment in carrying out the responsibilities described in this charter in a manner that the Committee members reasonably believe to be in the best interests of the Company and its stockholders.  No provision of this charter, however, is intended to create any right in favor of any third party, including any stockholder, officer, director or employee of the Company or any subsidiary thereof, in the event of a failure to comply with any provision of this charter.  Nothing contained in this charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee.  The purposes and responsibilities outlined in this charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities provided that such procedures are consistent with the Company’s charter, bylaws, code of ethics and any applicable law.

2.            Committee Membership

2.1          Appointment. Committee members shall be appointed by the Board and may be removed by the Board, with or without cause, in its discretion.  Vacancies on the Committee shall be filled by action of the Board.  The Chairperson of the Committee shall be designated by a vote of the Board.  If a Chairperson is not so designated, the members of the Committee shall select a Chairperson by majority vote of the Committee.  The Chairperson of the Committee shall not serve as the chairperson of the Company’s Audit Committee simultaneously

2.2          Term. Each member of the Committee shall serve until his or her successor has been duly elected and qualified or until his or her death, resignation or removal, if earlier.

2.3          Qualifications and Number. The members of the Committee shall meet the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and The NASDAQ Stock Market LLC Marketplace Rules (the “Nasdaq Rules”)

The Committee shall be comprised of two or more directors, as determined by the Board, each of whom subject to the following paragraph, shall be (i) “independent” as defined under the Nasdaq Rules and Section 162(m) of the Internal Revenue Code and (ii) a “non-employee director” as defined under Rule 16b-3 of the Exchange Act.

One director who is not “independent” under the Nasdaq Rules and who meets the other qualification requirements of this charter may be appointed to the Committee, if the Board, under certain exceptional and limited circumstances and pursuant to the requirements of the Nasdaq Rules, determines that membership on the Committee by the individual is in the best interests of the Company and its stockholders.  A member appointed under this exception may not serve longer than two years.

3.            Meetings and Procedures

The Committee shall meet at least once per year.  The Committee shall when appropriate meet in executive session with management to discuss any matters that it or management believes should be discussed.

The Committee shall maintain minutes of meetings and report Committee actions to the Board on a regular basis including any recommendations the Committee deems appropriate.

4.            Duties and Responsibilities

The Committee shall have the following primary duties and responsibilities, and shall perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board may deem appropriate or necessary:

4.1         The Committee shall have oversight of the Company’s overall compensation and benefit philosophy and shall, from time to time, review the compensation and benefits philosophy of the Company.

4.2         The Committee shall recommend to the Board for approval annual performance criteria, including long-term and short-term goals, for the Chief Executive Officer (“CEO”) and review the CEO’s performance against such established criteria, all in keeping with the Company’s compensation philosophy established by the Compensation Committee.

4.3         The Committee shall determine and approve all compensation arrangements of the executive officers of the Company (other than the CEO), including without limitation base salary, incentive bonuses and awards, awards under compensation or equity plans, perquisites, employment agreements, severance arrangements, and change in control provisions, in each case as and when appropriate.

4.4         The Committee shall review and recommend to the Board for approval all compensation arrangements of the CEO (the CEO may not be present during the voting or deliberations), including without limitation base salary, incentive bonuses and awards, awards under compensation or equity plans, perquisites, employment agreements, severance arrangements, and change in control provisions, in each case as and when appropriate.

4.5         The Committee shall determine which employees are “executive officers” whose compensation is subject to the review and approval of the Committee.  The Committee in its discretion may review the compensation of employees who are not executive officers.

4.6         The Committee shall make recommendations to the Board concerning adopting and amending incentive compensation plans applicable to executive officers generally and equity compensation plans, benefit plans and retirement plans for all employees.

4.7         The Committee shall fix and determine awards to officers and employees of stock, stock options, stock appreciation rights and other equity interests pursuant to any of the Company’s equity compensation plans from time to time in effect and exercise such other power and authority as may be permitted or required under such plans.  The Committee may provide for the delegation of these functions as permitted by the respective plans and applicable law.

4.8         The Committee shall, at least annually, review the competitiveness of the Company’s executive compensation programs, including a review of the compensation practices in the markets where the Company competes for executive talent, to ensure (i) the attraction and retention of corporate officers, (ii) the motivation of corporate officers to achieve the Company’s business objectives and (iii) the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders.

4.9         The Committee shall establish and periodically review policies concerning perquisite benefits.

4.10       The Committee shall manage and review executive officer and director indemnification and insurance matters.

4.11       The Committee shall review and discuss with the Company’s Chief Executive Officer and the Company’s Chief Financial Officer the Compensation Discussion and Analysis required in the Company’s annual report or proxy statement and determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of shareholders.

4.12       The Committee shall exercise any fiduciary, administrative or other function assigned to the Committee under any of the Company’s benefit plans, to the extent such fiduciary, administrative or other function has been assigned to the Committee.

4.13       The Committee shall periodically provide to the Board written or oral summaries of the Committee’s activities and proceedings and propose any necessary action to the Board.

4.14       The Committee shall have this charter posted on the Company’s website and/or published in accordance with applicable U.S. Securities and Exchange Commission regulations.

4.15        The Committee shall periodically review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval.

4.16       The Committee shall evaluate its own performance on an annual basis.  The Committee shall conduct such evaluation in a manner it deems appropriate.

4.17       The Committee shall perform such other duties as the Board may from time to time direct or as may be required by, or as the Committee shall deem appropriate under, applicable laws, rules and regulations.

5.            Delegation of Duties and Committee Resources

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and retention terms of counsel or other experts or consultants, as it deems appropriate without seeking approval of the Board or management.  The expense of retaining such counsel, experts or consultants shall be borne by the Company.  The Committee shall select and retain an expert independent consultant at least once every two years to conduct an evaluation of the Company’s stock option grants and stock option program (if any).

In fulfilling its responsibilities, the Committee shall be entitled to delegate any of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s charter, bylaws and applicable law and the Nasdaq Rules.

6.            Amendment

This charter may be amended from time to time by the Board and any amendment must be disclosed as required by, and in accordance with, applicable laws, rules and regulations.